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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in Post Effective Amendment No. 2 to the Registration Statement (Form S-3) and the related Prospectus of The Immune Response Corporation and to the use of and incorporation by reference therein of our report dated January 26, 1996, except for Note 5, as to which the date is June 5, 1996, Note 6, as to which the date is June 25, 1996, and Note 7 as to which the date is September 9, 1996, with respect to the consolidated financial statements of The Immune Response Corporation included elsewhere herein and included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                          ERNST & YOUNG LLP

San Diego, California

October 25, 1996